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                                                                     EXHIBIT 5.1
CONDUCTUS, INC.
OPINION AND CONSENT OF COUNSEL



June 3, 1997



Conductus, Inc.
969 W. Maude Avenue
Sunnyvale, CA  94086


Re: REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3 to be filed by Conductus, Inc. (the "Company") with the Securities and Exchange Commission on June 3, 1997, as thereafter amended or supplemented (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of certain shares of the Company's Common Stock (the "Shares") previously issued to Hewlett-Packard Company in a private offering by the Company. As your legal counsel, we have examined the proceedings taken by you in connection with the sale and issuance of the Shares.

It is our opinion that the Shares are legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to said Registration Statement, and further consent to the use of our name wherever appearing in said Registration Statement, including the prospectus constituting a part thereof, and in any amendment or supplement thereto.

Very truly yours,


/s/Gunderson Dettmer Stough
   Villeneuve Franklin & Hachigian, LLP

GUNDERSON DETTMER STOUGH
VILLENEUVE FRANKLIN & HACHIGIAN, LLP


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